EXHIBIT 99


                     FARMERS & MERCHANTS BANCORP ANNOUNCES A
                         16.0% INCREASE IN THE MID-YEAR
                             CASH DIVIDEND PER SHARE


The Board of Directors of Farmers & Merchants Bancorp declared a mid-year cash dividend of $4.35 per share, a 16.0% increase over the $3.75 per share paid in June of 2006. The cash dividend will be paid on July 1, 2007, to shareholders of record on June 5, 2007. The total mid-year 2007 cash dividend will be $3,531,000 compared to $3,070,000 paid in 2006. Kent Steinwert, President and CEO noted, "Farmers & Merchants Bancorp's strong first quarter financial performance represented the 37th consecutive quarter that net income exceeded the same quarter the prior year. Management and the Board are extremely pleased with year-to-date results, and the Board unanimously approved the cash dividend. This is the tenth consecutive year that the mid-year cash dividend has been increased."

Farmers & Merchants Bancorp reported net income of $5,469,000 for the quarter ending March 31, 2007. Earnings per share of common stock outstanding for the first quarter were $6.74, up 12.3% from the first quarter of the prior year. In addition, loans outstanding grew 10.5%, total core deposits, excluding public time deposits, increased 8.5%, and total average assets were $1.42 billion up
6.5% over the first quarter of 2006. Return on average assets for the quarter was 1.54%, and return on average equity was 16.30%, an improvement of 48 basis points over the first quarter of the prior year. The Company's loan quality has remained extremely high with non-performing assets as of March 31, 2007 totaling only 0.02% of loans. In addition, the Company's loan loss reserve is 1.7% of loans.

Farmers & Merchants Bancorp is the parent of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, Farmers & Merchants Bank is a full service community bank with over $1.4 billion in assets. F&M Bank proudly serves California's Great Central Valley through 21 branch offices conveniently located from Sacramento to Turlock.